Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

September 27, 2006

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs:

Re:                             WINDY CREEK DEVELOPMENTS, INC.

We were previously the principal accountants for Windy Creek Developments, Inc. and we reported on the consolidated financial statements of Windy Creek Developments, Inc. for the period from inception, November 8, 2001, to December 31, 2005.  As of September 27, 2006, we were not engaged as the principal accountants for Windy Creek Developments, Inc.  We have read Windy Creek Developments, Inc.’s statements under Item 4 of its Form 8-K, dated September 27, 2006, and we agree with such statements.

For the most recent fiscal period through to September 27, 2006, there has been no disagreement between Windy Creek Developments, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered.
Las Vegas, Nevada